EXHIBIT 99.1

HealthTronics Surgical Services, Inc. Reports Results For Third Quarter

Earns $0.15 Per Share; Treats Record Number Of Patients

MARIETTA, Ga., Nov. 10, 2003 (PRIMEZONE) -- HealthTronics Surgical Services, Inc. (Nasdaq:HTRN) today announced that net income for the third quarter of 2003 was $1,766,000, or $0.15 per diluted share, compared with $0.32 per diluted share for the third quarter of 2002. The 2002 earnings per share include $0.18 relating to a gain from the sale of a subsidiary. Revenues for the quarter were $22,963,000 compared with Q3, 2002 revenues of $23,071,000.

Earnings for the third quarter of 2003 include a $1,277,000 net of tax gain on sale of investment interest. The Company is nearing completion of its re-syndication of the Litho Group partnerships purchased at the end of 2001 and continues to syndicate orthopaedic partnerships. Management believes the sale of partnership interests to physicians solidifies the future of the Company's partnerships and strengthens its balance sheet. Proceeds from the sales, along with cash from operations, have reduced debt to approximately $23 million as of September 30, 2003, from approximately $32 million at the end of the second quarter.

Year-to-date revenues were $65,306,000 compared to $66,898,000 for the first nine months of 2002. Revenues for 2002 include approximately $5,500,000 generated by a subsidiary that was sold. Earnings per diluted share for the first nine months of 2003 were $0.39 versus $0.59 for the comparable period in 2002. As noted above, the nine-month 2002 earnings include $0.18 per share from the sale of a subsidiary.

"The results of the third quarter are in line with the budget that we revised at the end of the second quarter," said Argil Wheelock, chairman and chief executive. "We are currently in the budgeting and planning process for 2004 and will provide guidance when we have concluded this process."

Orthopaedic Operations

HealthTronics' orthopaedic business continued to progress during the third quarter and neared breakeven status in pre-tax income prior to allocated corporate overhead. The Company's OssaTron(r) partnerships performed 2,399 procedures during the third quarter, a 63% increase over the 1,474 procedures performed during the same period last year, and a 22% increase over the second quarter of 2003. OssaTron revenues equaled $4,978,000, a 60% increase over the $3,121,000 generated during the third quarter last year. "We remain encouraged by the consistent revenue per-procedure year over year, which we believe is a result of the outstanding efforts of our insurance negotiating team and our billing and collecting department," Wheelock said.

For the nine months ended September 30, 2003, the Company performed 6,129 orthopaedic procedures on the OssaTron, compared to 3,171 procedures for the comparable period last year.

Lithotripsy Operations

HealthTronics' lithotripsy business performed a record 9,262 procedures during the third quarter of 2003, up 5% from 8,812 for the comparable period last year. HealthTronics continues to be one of the largest providers of lithotripsy services in the United States. Revenues of $14,329,000 were generated from the 6,051 procedures consolidated into top line revenue. This is only marginally lower than the $14,420,000 generated last year from the 6,214 consolidated procedures performed in the comparable quarter. An additional 3,211 procedures were performed in unconsolidated partnerships, up 24% from 2,598 last year. These procedures, while not reflected in HealthTronics' top line revenue, still provide earnings to the Company through equity or partnership distributions.

HealthTronics commenced operations of one new partnership and acquired an interest in another during the quarter.

Other Operations

The Company's prostate treatment business continues to show solid growth. A total of 810 patients were treated for either benign or cancerous prostate conditions during the quarter, compared with 375 cases in the same quarter of last year.

Revenue from equipment sales and service was approximately $2,500,000, which is in line with our recent quarters. This is below the $5,600,000 generated in the third quarter of 2002, which was the highest quarter for the Company over the past two years.

Conference Call

A conference call for the investment community will be held November 10, 2003, at 10:30 a.m. (ET). The conference call will be webcast live and can be accessed via the Company's website at http://www.healthtronics.com. An online archive of the conference call will be available for replay until November 30, 2003 following the live broadcast. Those who wish to participate in the conference call may dial in at 1-877-323-2093 using the conference code "Earnings Release Q3 2003".

About HealthTronics Surgical Services

HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The two primary services offered by HealthTronics are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, and Orthotripsy(r) extracorporeal shock wave surgery, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The Company has operations in approximately 45 states in the United States. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

Safe Harbor

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. As always, these expectations and projections are based on currently available competitive, financial, and economic data, along with operating plans, and are subject to future events and uncertainties. Among the events and uncertainties which could adversely affect future periods are: inability to establish or maintain relationships with physicians and hospitals; health care regulatory developments that prevent certain transactions with health care professionals or facilities; inability of the Company or health care providers to obtain reimbursement for use of the Company's current or future products; competition or technological change that impacts the market for the Company's products; and difficulty in managing the Company's growth. Additional factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

                  Condensed Consolidated Statements of Income

                 (000's omitted except per share information)

                      Three months ended      Nine months ended
                        September 30,           September 30,
                       2003        2002         2003       2002
                     --------    --------     --------   --------

 Net revenue        $ 22,963    $ 23,071    $ 65,306    $ 66,898

 Cost of devices,
   service parts
   and
   consumables         5,074       5,739      13,887      12,756
 Salaries,
   general
   and
   administrative
   expenses           10,847       9,633      30,219      27,919
 Depreciation and
   amortization        1,414       1,381       4,218       4,500
                    --------    --------    --------    --------
                       5,628       6,318      16,982      21,723
 Equity in
   earnings of
   unconsolidated
   partnerships          351         134         831         249
 Partnership
   distributions
   from cost
   based
   investments           130         253         408         535
 Gain on sale of
   investment
   interest            2,129       3,656       4,344       4,097
 Gain on sale of
   property and
   equipment             358         181         372         457
 Interest expense       (521)       (650)     (1,564)     (2,333)
 Interest income          57          64         132         164
                    --------    --------    --------    --------
 Income before
   minority
   interest
   and income
   taxes               8,132       9,956      21,505      24,892
 Minority
   interest           (5,233)     (3,668)    (13,962)    (13,354)
                    --------    --------    --------    --------
 Income before
   income taxes        2,899       6,288       7,543      11,538
 Provision for
   income taxes       (1,133)     (2,514)     (2,950)     (4,613)
                    --------    --------    --------    --------
 Net income         $  1,766    $  3,774    $  4,593    $  6,925
                    ========    ========    ========    ========
 Income per
   common share:
    Basic           $   0.15    $   0.34    $   0.40    $   0.62
                    ========    ========    ========    ========
    Diluted         $   0.15    $   0.32    $   0.39    $   0.59
                    ========    ========    ========    ========
 Weighted average
   common shares
   outstanding:

    Basic             11,567      11,171      11,479      11,107
                    ========    ========    ========    ========
    Diluted           11,764      11,889      11,744      11,715
                    ========    ========    ========    ========

 Procedures
   Performed           3rd Quarter 2003     3rd Quarter 2002
 -----------              -----------          -----------
 Lithotripsy                 9,262                8,812
 Orthotripsy(R)
   ESWS                      2,399                1,474
 Prostate
   Treatments                  810                  375

 -----------------------------------
 Martin J. McGahan, Chief Financial Officer

CONTACT:  HealthTronics Surgical Services, Inc.
          Argil J. Wheelock, CEO
          Martin J. McGahan, CFO
          Phone:  (800) 464-3795
          FAX:  (770) 419-9490
          www.healthtronics.com